Exhibit 10.24
FORM OF AMENDMENT
TO EXECUTIVE RETENTION AGREEMENT

This Amendment modifies the terms of that certain Executive Retention Agreement (“Agreement”) entered into by and between Triangle Capital Corporation, a Maryland corporation (“Company”), and _________________ (“Executive”), effective as of the 15th day of November, 2017.

WITNESSETH:

WHEREAS, the Company and the Executive desire to supplement the terms of the Agreement; and

WHEREAS, all capitalized terms used herein shall have the meaning set forth in the Agreement.

NOW, THEREFORE, this Amendment sets forth the supplementary agreement between the Company and the Executive regarding certain consequences of a Change in Control.

1.Successor Employer. If (a) the Change in Control involves a sale or other disposition of all or substantially all of the assets of the Company or the retention of an external manager for the Company, as contemplated by Sections 1(e) and 1(f), respectively, of the definition of “Change in Control” in the Agreement, and (b) the Executive’s employment with the Company is considered legally terminated in connection with such a Change in Control, and (c) the purchaser of all or substantially all of the Company’s assets, or the external manager, as applicable, assumes the Agreement, then for purposes of clarification, such purchaser or external manager (as applicable) shall be considered a successor to the Company for purposes of the Agreement, meaning the Executive’s employment with the Company shall not be deemed to have terminated under the terms of the Agreement as a result of such actions; provided, however, that the Agreement, as modified and supplemented by this Amendment, and as assumed by the successor, will continue to apply to the Executive and any subsequent termination of employment of the Executive.
2.Vesting of Outstanding Equity Awards. Notwithstanding anything to the contrary in paragraph 1 above or in the Agreement, upon the consummation of a Change in Control, the Executive shall be fully vested in his or her outstanding equity awards under the Company’s Omnibus Incentive Plan (and under any equity incentive plan maintained by the Company) as of the date of the Change in Control (as defined in the Agreement, which is slightly broader than the definition in the Omnibus Incentive Plan).
3.Severance Benefits.
3.1. 401(k) Benefit. The regular non-elective contribution paid by the Company to its 401(k) plan on behalf of the Executive contemplated by Section 3.3(iii) of the

Agreement shall include both annual safe harbor contributions as well as discretionary profit-sharing contributions paid by the Company.
3.2.Welfare Benefit Plans. The Insurance Coverage contemplated by Section 3.4 of the Agreement shall include Company-paid premiums for “family” COBRA coverage (covering the Executive’s spouse and/or dependents), provided the Executive’s spouse and/or dependents are “qualified beneficiaries” under COBRA as of the Date of Termination and the Executive timely elects to receive such COBRA coverage.
3.3.One-Time Benefits. Each of the Termination Benefits described in Section 3 of the Agreement shall be payable to the Executive only once. For the avoidance of doubt, if any Termination Benefit is paid in connection with a Change in Control, such Termination Benefit shall not be payable under the Agreement with respect to any subsequent Change in Control.
4.Miscellaneous. This Amendment shall amend the Agreement effective as of the date of the Agreement and shall be considered an integral part of the Agreement. All other terms of the Agreement shall apply to this Amendment, including that this Amendment will be binding on the executors, heirs, administrators, successors and assigns of the Executive and the successors and assigns of the Company.

IN WITNESS WHEREOF, this Amendment has been signed as of February ___, 2018.

TRIANGLE CAPITAL CORPORATION

By: _______________________________
E. Ashton Poole, Chief Executive Officer

__________________________________
Executive